EXHIBIT 4.5

Adhesion Contract Registry No.: 0928426-002689/04-14215-1111 4336FF

FINANCE LEASE AGREEMENT ENTERED INTO BY AND BETWEEN: (I) CATERPILLAR CRÉDITO, S.A. DE C.V., SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, E.N.R., HEREINAFTER CALLED “CATERPILLAR”; (II) THE PERSON(S) WHOSE NAME(S) APPEAR IN SUBPART (2) OF THE PREAMBLE OF THIS AGREEMENT, HEREINAFTER CALLED "LESSEE"; AND (III) THE PERSON(S) WHOSE NAME(S) APPEAR IN SUBPART (3) OF THE PREAMBLE OF THIS AGREEMENT, HEREINAFTER CALLED "JOINT OBLIGOR," PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:

PREAMBLE

(1)	Details of Caterpillar:

a)
It is a business corporation organized under Mexican law, as documented by notarial instrument number 1948 dated October 31, 1995 executed before civil law notary public number 218 in and for Mexico City, Federal District, José Luis Villavicencio Castañeda, registered in the Public Registry of Property and Commerce of Mexico City, Federal District under commercial folio number 204436 dated December 11, 1995, and its corporate domicile is in the city of Monterrey, Nuevo León.

b)
Notarial instrument number 22,157 dated March 30, 2007 executed before civil law notary public number 123 of Monterrey, Nuevo León, Eduardo Manautou Ayala, registered in the Public Registry of Property and Commerce of Monterrey, Nuevo León under commercial folio number 86297*1 certifies the complete amendment of the corporation's articles of incorporation, including the change of corporation type from Special-Purpose Financial Institution to Multiple-Purpose Financial Institution.

c)
To carry out Finance Lease transactions, as a Non-Regulated Multiple-Purpose Financial Institution, it does not require authorization from the Ministry of Treasury and Public Credit and is not subject to the oversight of the National Banking and Securities Commission. The foregoing is for the purposes of compliance with Article 87-J of the General Special-Purpose Financial Intermediaries and Activities Law.

d)	Its domicile is: Oficinas en el Parque Torre 2, Boulevard Díaz Ordaz No. 140 Poniente, Piso 9, Colonia Santa María, Monterrey, Nuevo León, C.P. 64650.

e)
Armando Alonso Rodríguez Chávez has full legal capacity and authority to execute this agreement on its behalf, binding it under the terms hereof, evidencing his capacity through notarial instrument number 22,450 dated May 16, 2007, executed before civil law notary public number 123 in and for Monterrey, Nuevo León, Eduardo Adolfo Manautou Ayala, registered in the Public Registry of Property and Commerce of Monterrey, Nuevo León, under commercial folio number 26297*1, dated June 13, 2007, and such authority has not been revoked or limited in any way.

f)	It has the following Internet address: http://mxfinance.cat.com.

(2)	Details of Lessee:

2.1)	COMPAÑIA MEXICANA DE AVINO SA DE CV.

a)
It is a business corporation organized under Mexican law, as documented by notarial instrument number 32071 dated September 7th of 1968, executed before civil law notary public number 74 in and for CIUDAD DE MEXICO, DISTRITO FEDERAL, Mr. FRANCISCO VAZQUEZ PEREZ, the first official transcript of which was registered in the Public Registry of Property and Commerce of CIUDAD DE MEXICO, DISTRITO FEDERAL, under number 4045, of book number 3, in section COMERCE.

b)	Its domicile is: street and number: ALONSO DE PACHECO EXT 300 , neighborhood: NUEVA VIZCAYA, DURANGO,DURANGO, postal code: 34080 and its Mexican Tax ID is MMA800926DJ7.

c)
JOSE CARLOS RODRIGUEZ MORENO has full legal capacity and authority to execute this agreement on its behalf, binding it under the terms hereof, evidencing his capacity through notarial instrument number 13498 dated June 14th 2011, executed before civil law notary public number 8 in and for DURANGO, DURANGO, registered in the Public Registry of Property and Commerce of DURANGO, DURANGO, of Book number 14221*1, , dated June 26th 2011, and such authority has not been revoked or limited in any way.

(4)	Assetssubject to the Lease:

EQUIPMENT: HYDRAULIC EXCAVATOR, MAKE: CATERPILLAR MODEL 320D , SERIAL No. FAL09803

Lessee agrees that Caterpillar will make the full payment to purchase the Assets subject to the Lease, to the company:

MAQUINARIA , S.A. DE C.V.

(5)	Ordinary interest rate (annual):

Fixed Rate: 1.75%

"Libor Rate" means the arithmetic average (rounded up to the closest 1/8th) of the rate at which Eurodollar deposits for a period and amount similar to the payment frequency and outstanding balance of principal of this agreement, respectively, in immediately available funds offered on the London Interbank market by the London headquarters of Barclays Bank, Bank of Tokyo, Bankers Trust and NatWest Bank (the reference banks) published on the Reuters Screen Libo Page (periodical showing the value of the rate on the aforementioned deposits) on the date of interest calculation. [sic]

Interest applicable to this agreement as stipulated in this subpart may not be collected in advance, except for overdue periods or amounts.

(6)	Place and Method of Rent Payment:

a)	Payment in United States Dollars: Deposit to the account 65020343677, Clabe 002580650203436776, at BANAMEX (Banco Nacional de Mexico) , in the city of MONTERREY, NUEVO LEON.

(7)	CLAUSES THAT DO NOT APPLY TO THIS TRANSACTION AND ARE CANCELLED:

(8)	CLAUSES AND CONDITIONS ADDED TO THIS AGREEMENT:

REPRESENTATIONS

I.	Caterpillar represents, through its legal representative, that:

a)	It is a business corporation, organized under Mexican law.

b)
It is prepared to purchase, from the vendor, manufacturer or builder specified byLessee, the asset(s) described in subpart (4) of the preamble to this agreement (hereinafter, "Assets"), for the purpose of granting the use and enjoyment thereof to Lessee.

c)
It has registered this agreement in the Adhesion Contracts Registry with the National Commission for the Protection and Defense of Financial Service Users, in accordance with the Law for Transparency and Regulation of Financial Services, under the number specified at the top right of this instrument.

d)	The general characteristics of this agreement are described on the Cover Page incorporated herewith.

II.	Lessee represents, through its legal representative, that:

a)	It has directly selected the Assets to be purchased by Caterpillar, for purposes of being granted the right to use and enjoy same under the terms hereof.

b)
It agrees to receive the Assets under a finance lease, for which the purchase price will be the amount set out in Appendix A hereof, under the heading "Purchase Price," and also to pay the amount established as rent or compensation, and any other applicable amounts.

c)	It has the financial and material resources necessary and sufficient to meet its payment obligations and other obligations hereunder.

d)
Before our execution of this agreement, Caterpillar has informed us of the content of same and of all the documents to be executed as appendices and promissory note, and the charges, fees and costs that will arise in the execution hereof.

e)	It expressly authorizes Caterpillar to, through its authorized officers, conduct investigations on its credit history through any credit reporting companies it deems appropriate.

III.	Joint Obligor represents, through its legal representative, that:

a)	It wishes to be Joint Obligor with Lessee, to Caterpillar, with respect of each and every one of the obligations of Lessee assumed hereunder.

b)	It has the financial and material resources necessary and sufficient to meet its payment obligations and other obligations hereunder.

c)	Its corporate purpose includes the power to act as joint obligor, as well as to guarantee obligations of its own and of third parties.

As the parties are in agreement with the above representations, they execute this Finance Lease agreement pursuant to the following:

CLAUSES

ONE. PURPOSE.  Caterpillar will purchase the Assets directly from the vendor, manufacturer or builder specified by Lessee, for the purpose of granting Lessee the use and enjoyment thereof, and Lessee shall accept and take the assets in such capacity.

This agreement will apply to any mechanism, spare, part or component used in a supplementary fashion or subsequently added to the Assets.

TWO. SELECTION AND DELIVERY OF ASSETS. Since Lessee has directly selected the vendor of the Assets and has authorized the terms, conditions and specifications of such Assets, identifying and describing same, Caterpillar, in accordance with Article 413 of the General Law of Negotiable Instruments and Credit Transactions ("LGTOC"), is not liable for any errors or omissions in the selection or description thereof, or with respect to the condition of same.

The physical delivery of the Assets will be performed directly by the vendor to Lessee, and Lessee agrees to receive same. The parties must deliver a receipt of the Assets and/or of the amounts specified in this clause, as appropriate.

All expenses arising in connection with the transportation, delivery and installation of the Assets shall be borne by Lessee. If Lessee refuses to receive the Assets for any reason, Lessee will reimburse Caterpillar for all amounts paid thereby in connection with such Assets, plus all interest accrued from the date on which such amounts were paid by Caterpillar until the date of reimbursement, with such interest calculated using the interest rate stipulated herein to set rent payments, without prejudice to Caterpillar's right to terminate this agreement early, adhering to the stipulations of Clause Twenty-Eight hereof.

Caterpillar will have no liability whatsoever for any loss, damage or delay in delivery of the Assets. The parties moreover agree that Caterpillar will not be liable for the physical or mechanical condition, or for the technical or operating conditions of the Assets or of any accessories that may be installed thereon, or, in the case of any modifications made to the Assets or their accessories; furthermore, Caterpillar will not be liable for any failures or defects of the Assets or their accessories. Lessee will assume the risk for the cases mentioned in this paragraph.

THREE. VALUE OF ASSETS IN DOLLARS.  The parties agree that, in the event this agreement is in pesos and the Assets are billed by the vendor in U.S. dollars, they will be subject to the following: (i) If, because of appreciation of the peso, the value of the Assets proves to be lower than the stipulated amount, the difference will be applied, in Lessee's favor, to the first Installment of the Total Rent and listed on the account statement to be delivered to Lessee; or (ii) If, because of depreciation of the peso, the value of the Assets proves to be higher than the stipulated amount, the difference will be payable to Caterpillar, added to the first Installment of the Total Rent and listed on the account statement to be delivered to Lessee;

For purposes of this clause, the exchange rate used will be the FIX exchange rate determined by Banco de México and published on its website (www.banxico.org.mx) on the date on which Caterpillar makes payment to the vendor for the Assets, which, in accordance with applicable regulations, will be the same as that published in the Federal Official Gazette ("DOF") on the next business day.

FOUR. CO-LESSEES. In the event this agreement is executed by multiple persons in the capacity of Lessee, they agree to designate, from among them, the person specified in Appendix A hereof, under the heading "Co-Lessee," to be the person who: (i) physically receives the Assets from the vendor; (ii) exercises any of the lease-end options; (iii) In the event that he exercises the lease-end purchase option, receives, in his name, the invoice for the Assets, (iv) receives the account statements referred to in Clause Thirty-Four hereof, and (v) receives, in his name, any invoices issued by Caterpillar for payment of the obligations hereunder.

Moreover, Lessee hereby instructs Caterpillar to perform the aforementioned indications, and it affirms that it reserves no right or legal action to be brought against Caterpillar for the performance of the instructions given to Caterpillar in this clause, freeing Caterpillar from any liability that could arise against it for performing said instructions, undertaking to hold Caterpillar harmless in the event of any dispute.

All persons signing this agreement and/or Appendix A as Lessee expressly and irrevocably assume joint and several liability to Caterpillar in the terms of Article 1987 and other applicable articles of the Federal Civil Code and its counterparts in the states of the Mexican Republic and the Federal District, as well as Article 4 of the General Law of Negotiable Instruments and Credit Transactions, in the understanding that all such persons are bound equally to Caterpillar to fulfill each and every one of the obligations in this Agreement, its Appendix A and any other instrument executed hereunder.

FIVE. TERM. The lease term is that set forth in Appendix A hereof, under the heading "Mandatory Lease Term." The term will be mandatory for the parties, beginning as of the date of execution hereof, provided obligations subsist for one or the other party. The parties furthermore agree that the term hereof may be extended through agreement of the parties.

SIX. RENT. As consideration for the use and enjoyment of the Assets, Lessee agrees to pay Caterpillar the amount set forth in Appendix A hereof, under the heading "Total Rent," which is established as the lease price plus the respective VAT, composed of a fixed portion – the "Invoice Price excluding VAT" of the Assets, specified in Appendix A, and a variable portion pursuant to Clause Seven hereof; Appendix A may also specify a fixed rate, in which case the aforementioned rent variation will not apply.

Lessee must pay Caterpillar the Total Rent and respective VAT by payment on the date of execution hereof for the amount set forth in Appendix A under the heading "Down Payment," and, subsequently, by the number of installments specified in Appendix A hereof, under the heading "Installments," paid without exception on the dates and in the amounts listed in the Payment Schedule, contained in Appendix A hereof.

SEVEN. RENT VARIABILITY. The parties agree that the various rent payments specified in Appendix A hereof and in the Payment Schedule, respectively, under the heading "Installments," will vary in accordance with the fluctuations in the Interest Rate specified in subpart (5) of the preamble of this agreement, plus the additional percentage point differential specified in Appendix A hereof, under the heading "Percentage Points," or multiplied by the factor stipulated in Appendix A hereof, under the heading "Factor," whichever proves to be higher, plus the appropriate Value Added Tax (VAT).

The Interest Rate is variable and therefore will conform to the payment frequency established in Appendix A hereof, under the heading "Payment Frequency," during each period in accordance with the variations in said rate.

The Interest Rate determined in accordance with this clause will be applied in each period as defined and specified in Appendix A hereof.

The interest that Lessee must pay to Caterpillar pursuant to this clause will be calculated on the basis of a 360-day year of 12 30-day months, according to the number of days elapsed in each interest period.

In the event that the Interest Rate is a fixed percentage, the variation specified in this clause will not apply.

EIGHT. DATE AND PLACE OF PAYMENT. Payments for rent and any other payment that Lessee must make to Caterpillar under this agreement and its Appendix A will be made on the dates specified in the Payment Schedule included in Appendix A of this agreement (understood as the cut-off dates), free and clear and without any deduction or withholding, and at the place specified in subpart (6) of the preamble hereof.

For purposes of this clause, a business day means a day on which banks (financial institutions) are open to the public for normal banking transactions in Mexico City and the United States of America.

If the day on which Lessee must make any payment to Caterpillar hereunder falls on a non-business day, Lessee must make the payment in question on the immediately following business day.

The parties hereto agree that any payments Lessee must make to Caterpillar will be credited on the date of the actual bank transfer or deposit by Lessee of the appropriate amount.

NINE. PARTIAL PAYMENTS.  Lessee undertakes to make full payment of the lease price in accordance with the stipulations of this agreement, and particularly pursuant to the Payment Schedule contained in Appendix A hereof, in the understanding that the installments specified in relation thereto, under the heading "Installments," are stipulated only as amounts determined for a period for the payment of "Total Rent", pursuant to Article 408 of the General Law of Negotiable Instruments and Credit Transactions (LGTOC).

Payments made by Lessee may be applied by Caterpillar in the following order: (i) Past due Installments with their respective VAT, (ii) Installments coming due in the month with their respective VAT, (iii) Outstanding Balance, with its respective VAT, (iv) Exchange rate difference, fees, expenses and insurance costs, all with the respective VAT, (v) Default Interest with the respective VAT.

The mere application by Caterpillar of payments made by Lessee may not signify that Lessee breaches its obligations hereunder, or generate additional costs for Lessee.

TEN. CURRENCY.  The parties acknowledge the currency stipulated in Appendix A hereunder, under the heading "Total Rent," as the currency in which Lessee takes on the obligation of paying the rent Installments."

If the currency stipulated is foreign, the obligation will be paid in the equivalent in Mexican pesos at the FIX exchange rate determined by Banco de México and published on its website (www.banxico.org.mx)  on the date of payment, which, in accordance with applicable regulations, will be the same as that published in the Federal Official Gazette ("DOF") on the next business day.

Moreover, if the currency stipulated is foreign, the parties may agree to make an amendment so that the payment obligations taken on by Lessee under this agreement and Appendix A may be fulfilled in Mexican pesos. In the event of such a change, the parties agree that the exchange rate to recalculate the Total Rent and the Installments will be the FIX exchange rate determined by Banco de México and published on its website (www.banxico.org.mx) on the date on which the amendment agreement is executed; in the event of any discrepancy with the FIX exchange rate published in the DOF the next business day, the latter will prevail with all the associated de facto and de jure consequences. Notwithstanding the foregoing, if there is any change in the FIX exchange rate between the date of the amendment agreement and the date on which Caterpillar records and posts such amendment, the parties agree as follows: (i) if the change in the FIX exchange rate is an increase, Lessee must pay Caterpillar the difference on the payment date for the next installment; (ii) if the change in the FIX exchange rate is a decrease,  Caterpillar shall refund the difference to Lessee on the payment date for the next installment.

ELEVEN. ADVANCE PAYMENTS AND PREPAYMENTS.  The parties agree that Lessee may make advance payments and prepayments, provided the following requirements are met.

a) For prepayments:
(i) Lessee is current on each and every one of its obligations assumed under this agreement, its Appendix A and any other instrument executed related herewith; (ii) Lessee gives written notice to Caterpillar 20 days before the date on which it must pay the Installment, in accordance with the schedule of payments set forth in the Payment Schedule, informing Caterpillar of its intention to make a prepayment; Lessee may make the payment after the 20-day period has elapsed, and (iii) the intended prepayment is not less than the amount of the installment scheduled for the immediately following payment date, as established in the Payment Schedule contained in Appendix A hereof.

Prepayments will be applied to the outstanding balance, without generating any right, premium or bonus for Lessee.

Lessee will pay Caterpillar the prepayment fee specified in Appendix A hereof, under the heading "Prepayment Fee," calculated on the total prepayment amount received.

b) For advance payments:
(i) Lessee must give written notice to Caterpillar 20 days before the date on which it intends to make the advance payments, informing Caterpillar of its intention to make advance payments for amounts not yet due, to be applied to the immediately following installment(s) in accordance with the Payment Schedule. (ii) When the payment amount is greater than that required for the Installment, Lessee must submit a signed letter with the following text: "The Client gives its authorization for the funds provided in excess of its due and payable obligations to not be applied to prepayment of principal, but rather used for advance payment of the immediately following Credit payments."

The aforementioned letter will not be necessary when payment is made for amounts not yet due or for amounts less than that of an Installment.

Lessee will not be entitled to any premium or bonus for advance payment.

TWELVE. DEPOSIT.  Lessee undertakes to provide Caterpillar with the deposit amount specified in Appendix A hereof, under the heading "Deposit Amount," in accordance with articles 332 and 334 of the Commercial Code.

In the event Lessee breaches any of its obligations under this agreement, its Appendix A and any instrument originating from same, Lessee gives its authorization to Caterpillar for the amount delivered in deposit to be applied as an installment towards outstanding amounts, pursuant to Article 338 of the Commercial Code.

If it is found that Lessee owes no outstanding amounts, Lessee gives its authorization to Caterpillar for the deposit amount to be applied to the last rent payment specified herein, or, as appropriate, the amount of the purchase option specified in Appendix A hereof, under the heading "Purchase Option," at the option of Lessee.

In no event will the deposit in question generate interest for Lessee.

THIRTEEN. OPENING FEE.  Lessee shall pay Caterpillar the opening fee specified in Appendix A of this contract, under the heading "Opening Fee,"on the date indicated in the preamble under the heading of "Opening Fee Payment Date."

FOURTEEN. DEFAULT INTEREST. In the event Lessee fails to make timely payment of any amount payable hereunder, it shall pay Caterpillar default interest on the amount of the outstanding obligations, calculated from the date on which payment became due until the date payment is made, on the basis of a 360-day year of 12 30-day months, in accordance with the number of days elapsed, without prejudice to Caterpillar's right to terminate this agreement early, subject to the stipulations of Clause Twenty-Eight hereof.

Default interest will be calculated at the following rates:

a)
In the event the Total Rent is to be paid in United States Dollars, the applicable rate will be the greater of: (i) 20% (TWENTY PERCENT) per annum; (ii) the Libor Rate multiplied by 3 (THREE), with the Libor Rate understood as the arithmetic mean (rounded up to the closest 1/8th) of the rate at which Eurodollar deposits for a period and amount similar to the payment frequency and outstanding balance of principal of this agreement, respectively, in immediately available funds offered on the London Interbank market by the London headquarters of Barclays Bank, Bank of Tokyo, Bankers Trust and NatWest Bank (the reference banks) published on the Reuters Screen Libo Page on the date of interest calculation [sic], and (iii) the rate resulting from multiplying, by 2 (TWO), the Interest Rate specified in subpart (5) of the preamble hereof.

b)
In the event the Total Rent is to be paid in Mexican Pesos, the applicable rate will be the greater of: (i) 30% (THIRTY PERCENT) per annum; (ii) the TIIE Rate multiplied by 3 (THREE), or (iii) the rate obtained by multiplying, by 2.4 (TWO POINT FOUR), the Interest Rate specified in subpart (5) of the preamble hereof. The TIIE Rate is understood as the Interbank Equilibrium Interest Rate determined on the basis of the 28-day market rates from various financial institutions (or the appropriate period used in its place in the event of non-business days), published on the date of interest calculation by Banco de México through the Federal Official Gazette. If the TIIE Rate is no longer available, this agreement will apply the rate replacing it published in the Federal Official Gazette and issued by Banco de México, or, in the absence thereof, that specified in Appendix A, under the heading "Substituted Interest Rate."

FIFTEEN. TAXES AND OTHER COSTS. Lessee will pay all costs, fees and taxes currently applicable, as well as those established in the future by any authority, in connection with the purchase, possession, holding, ownership and use of the leased Assets, or any other expenditure resulting from this agreement, whatever its nature, it being understood that Caterpillar shall not make any disbursement for any reason, except for the Income Tax (ISR) owed thereby. If Caterpillar pays any of the aforementioned amounts, Lessee must reimburse such amounts when requested to do so by Caterpillar.

SIXTEEN. ASSIGNMENT OF RIGHTS.  Caterpillar is expressly authorized to assign, transfer or pledge the rights hereunder in part or in whole.

The parties agree that Lessee may not assign or transfer, in any way, the rights and obligations hereunder, unless expressly authorized to do so in writing by Caterpillar.

SEVENTEEN. PLACE OF USE, MAINTENANCE AND USE OF THE ASSETS.  Lessee undertakes to use the Assets exclusively for the stipulated use in accordance with their nature and purpose, inside Mexico,  pecifically at the place determined for such purposes in Appendix A hereof, under the heading "Location of Leased Assets."

In the event that Lessee needs to move the Assets to a place other than that stipulated in Appendix A hereof, it must request prior written authorization from Caterpillar, which shall answer such a request within 3 business days following the date on which it is received. Moreover, Caterpillar may request that Lessee inform it of the location of the Assets, and Lessee must fulfill such a request within a period not exceeding 3 business days following receipt of the request.

If Caterpillar discovers, by any means, that the Assets are not in the place stipulated under the heading "Location of Leased Assets" of Appendix A, it may terminate this agreement early, pursuant to Clause Twenty-Eight hereof.

Lessee undertakes to preserve the Assets in a condition allowing their normal use. The costs of any installation, operation, repair, services or maintenance that must be done to the Assets will be borne by Lessee, and therefore it undertakes to execute a Contractual Service Agreement (CSA) and ensure same remains in force for the duration of this agreement with an authorized CATERPILLAR distributor, so that repairs, services and maintenance conform to the terms contained in the warranty policy and the manufacturer's Maintenance Program, which are delivered along with the Assets or included in the manufacturer's Service Manual, as appropriate. Lessee shall keep a logbook of the maintenance services performed on the Assets.

Lessee will also bear the cost of purchasing manufacturer parts, spares and replacements necessary for the operation of the Assets. Any parts, spares and replacements installed in the Assets will be permanently incorporated into same and become the property of Caterpillar. Lessee may only use, for the Assets, original and new parts, spares and replacements from the manufacturer of the Assets.

Lessee may carry out maintenance on the Assets at service centers other than that of authorized CATERPILLAR distributers with prior written authorization from Caterpillar, provided Lessee uses new and original parts, spares and replacements from the manufacturer of the Assets. In the event Lessee carries out maintenance on the Assets at service centers other than authorized Caterpillar dealers without prior written authorization from Caterpillar, Caterpillar may terminate this agreement early in accordance with Clause Twenty-Eight hereof.

Lessee acknowledges that any liability arising from the use or possession of the Assets, whether criminal, administrative, civil or tax, is at its risk and expense.

EIGHTEEN. LICENSES, PERMITS AND REGISTRATIONS.  Lessee is expressly required to obtain and maintain, on its own account, any licenses, permits, registrations and other documents required in accordance with the laws, regulations or circulars applicable thereto, in connection with the Assets as well as any use made thereof, and Lessee will be liable for any fine or penalty imposed by the appropriate authorities.

In the event of failure to comply with the provisions of the preceding paragraph for reasons attributable to Lessee, without prejudice to the power of Caterpillar to terminate this contract early as provided in clause Twenty-Eight hereof, Caterpillar may pay the aforementioned amounts for account and on instruction of Lessee, and Lessee must reimburse such amounts to Caterpillar upon Caterpillar's request to do so.

If Lessee fails to reimburse Caterpillar for the aforementioned amounts within 2 days after the date Caterpillar so requests, such amounts will accrue default interest at the rate specified in this agreement, calculated from the date Caterpillar has paid the respective amounts until the date repayment is made, without prejudice to Caterpillar's right to terminate this agreement early in accordance with the stipulations of Clause Twenty-Eight.

NINETEEN. INSPECTION.  Caterpillar has the right to inspect the leased Assets, as often as it wishes, in business or working days and hours. Lessee furthermore undertakes to allow such inspections and, as appropriate, provide Caterpillar with whatever it needs to verify the proper use and preservation of the Assets.

TWENTY. LOSS OF OR DAMAGE TO THE ASSETS. The following are at Lessee's risk:

a)
Latent faults or defects of the leased Assets, even where they impede the full or partial use of same.  In the event that the existence of such latent faults or defects is discovered, Caterpillar may transfer to Lessee, where Lessee so requests, any rights Caterpillar may have against the vendor of the Assets, or, as appropriate, it shall grant Lessee the necessary powers to exercise such rights in representation of Caterpillar.

b)	Total or partial loss of the Assets, even in the case of acts of God or force majeure, and
c)	All risks, losses, theft, destruction or damage affecting the Assets, partially or wholly.
d)	The risks of strict liability described in Article 1913 of the Federal Civil Code and its counterparts in the states of the Mexican Republic.

In the event that any of the aforementioned risks comes to pass, Lessee will not be released from payment of the rent under the terms of this agreement.

In the event of despoilment, disturbance or other acts of third parties affecting the use or enjoyment of the Assets, possession of same or their ownership, Lessee shall perform any and all possible actions to recover such Assets or defend the use or enjoyment thereof. Moreover, Lessee shall exercise all permissible defenses when any act or resolution from an authority may or does affect the possession, use or ownership of the Assets. In all cases, notice must be provided to Caterpillar immediately.

Notwithstanding the above, Caterpillar may directly exercise actions or defenses, without prejudice to the obligation imposed with respect thereto borne by Lessee.  Caterpillar shall authorize, as appropriate, Lessee to exercise the actions or defenses where necessary under Article 414 of the LGTOC.

TWENTY-ONE. INSURANCE. The Assets must be insured or guaranteed in accordance with articles 417 and 418 of the LGTOC. Caterpillar is entitled to purchase the aforementioned insurance for account of Lessee through a legally authorized insurance company, covering all types of risks which Caterpillar deems necessary in accordance with the characteristics of the Assets.

Premiums and costs incurred in obtaining and renewing insurance for the Assets must be paid by Lessee within 3 business days after the date on which Caterpillar notifies Lessee of same. The parties agree that failure to make timely payment of the foregoing will result in default interest at the rate stipulated in this agreement.

The insurance policy purchased for such purposes will specify Caterpillar as primary irrevocable beneficiary and will remain in the possession of Caterpillar. This policy will remain in effect for the duration of this agreement; or until Caterpillar recovers physical possession of the Assets, where appropriate; or until Lessee has complied with each and every one of its payment obligations under this agreement and its Appendix A. The party that receives the terms and conditions of the aforementioned policy from the insurance company must provide a copy thereof to the other party.

In the event of irreparable damage to the Assets preventing their normal use or where they are stolen and not recovered and the indemnity paid by insurance companies does not fully cover: (i) the outstanding balance of the Total Rent stipulated; (ii) Caterpillar's obligations as owner of the Assets; (iii) the amount of the purchase option stipulated herein; and (iv) all other financial charges generated, Lessee is obliged to pay Caterpillar the resulting differences, terminating the lease of said Assets. Lessee agrees to pay insurance companies any amount required as deductible on account of damage to the Assets.

For any personal or property damage caused to third parties through the use, operation and temporary enjoyment of the Assets, Lessee will be liable for payment of all necessary amounts to compensate the injured parties, cover the repair costs for the Assets and any other liability that may apply to Caterpillar for such losses.

TWENTY-TWO. LIABILITY.  Lessee agrees to hold Caterpillar harmless from and against any legal action or claim arising from or in connection with damage caused by or with the Assets, as well as to cover all expenses, including attorney fees, related to such actions or claims and immediately reimburse, as appropriate, any amount disbursed by Caterpillar in connection with such actions or claims.

TWENTY-THREE. LABOR DISPUTES. In the event of any worker-employer dispute of an individual or collective nature between Lessee and its employees, it is understood that the Assets hereunder, since they are owned by Caterpillar, may not be attached nor be subject to invasion or taken or given as security by Lessee's employees for the compensation Lessee owes them, as is the case with any interest of Caterpillar hereunder.

TWENTY-FOUR. AFFIRMATIVE COVENANTS. FINANCIAL STATEMENTS.  For the duration of this agreement, Caterpillar reserves the right to request from Lessee , by telephone, in writing or by any electronic means, the delivery of: (i) internal quarterly financial statements, (ii) annual financial statements audited by independent public accountants, and (iii) any other information and documentation Caterpillar deems necessary.

Lessee undertakes to provide the above information to Caterpillar within 3 calendar days of the request.

TWENTY-FIVE. NEGATIVE COVENANTS. Lessee agrees not to encumber or pledge the Assets hereunder in whole or in part for the duration of the lease.

Moreover, Lessee undertakes not to sublease the leased Assets without prior written authorization from Caterpillar.

TWENTY-SIX. AGREEMENT-END OPTIONS. At the end of the mandatory term hereof, Caterpillar shall give Lessee the choice of one of the following options:

a)	Purchase of the Assets at a price under its purchase value, which is specified in Appendix A hereof under the heading "Purchase Option."
b)
An extension of the term to continue the use and temporary enjoyment of the Assets for the period specified in Appendix A hereof under the heading "Extension Term," during which the rent payments will be those set out in Appendix A under the heading "Extension Rent," and these will be lower than the installments paid by Lessee to Caterpillar during the original term.

c)
Receiving a share of the proceeds from the sale of the Assets to a third party, in which case its share will be that set out in Appendix A of this agreement, under the heading "Share of Proceeds from Sale."

Lessee will inform Caterpillar of the option it chooses in writing at least 90 days prior to the expiration of this agreement. If Lessee does not specify the chosen option, both parties will understand that Lessee accepts the aforementioned option a).

All taxes, fees, charges or costs of any kind incurred by reason of exercising option a) above will be exclusively borne by Lessee.

Caterpillar's obligation in the terms of this clause will be subject to Lessee being current on each and every one of its obligations under this agreement and its appendices.

Lessee will be liable for damages for breach in choosing the agreement-end option.

Caterpillar may not object to the aforementioned option being carried out, except where Lessee is in breach of any of its payment obligations contained in this agreement and its Appendix A.

TWENTY-SEVEN. EARLY TERMINATION OF LEASE. The parties may terminate this agreement early by mutual agreement. In such a case, they must execute the appropriate termination agreement in which they will stipulate the manner in which all outstanding obligations are to be fulfilled.

TWENTY-EIGHT. CAUSES OF DEFAULT AND EARLY TERMINATION. The parties agree that Caterpillar may terminate the lease hereunder early without any court order in the following cases:

a)	For delay and/or failure to make timely payment of any rent Installments or any other amount to be paid by Lessee under this agreement and its appendices.

b)
For Lessee's nonfulfillment of tax obligations or failure to make the proper contribution payments to the Mexican Social Security Institute, unless such payments are legally contested and an adequate reserve fund is established.

c)	For failure of Lessee to inform Caterpillar immediately of any situation that may physically or legally affect the Assets.

d)	For attachment of the Assets, regardless of the cause thereof.

e)	For breach of any obligation hereunder.

f)	For insolvency or bankruptcy of Lessee.

g)	In the event of individual or collective workers' claims against Lessee that may affect the possession, proper operation or preservation of the Assets.

h)	In the event Lessee employs the Assets for any use or purpose other than appropriate normal use.

i)
In the event Lessee foregoes performing, on its own account, at its own expense and in a timely fashion, any repairs or maintenance services necessary for the Assets to remain in perfect working condition, with the normal wear and tear from use and the passage of time.

j)	In the event Lessee foregoes insuring and maintaining the insurance on the Assets in the terms specified in the Insurance clause herein.

k)
In the event that Lessee moves the Assets to a place other than that specified in Appendix A, under the heading "Location of the Leased Assets" or subleases same without prior written consent from Caterpillar.

l)	In the event Lessee refuses to allow Caterpillar to inspect the Assets and to provide information on their location.

The legal consequences of early termination of this agreement for any of the above reasons will be: (i) dissolution of the contractual relationship; (ii) the obligation of Lessee to return the Assets to Caterpillar immediately upon notice of early termination; (iii) the obligation of Lessee to immediately pay Caterpillar the amount set forth in Appendix A of this contract under the heading "Total Rent" plus default interest and any other ancillary charges generated until payment is made, and pay the contractual penalty specified in Appendix A hereof under the heading "Contractual Penalty."

In the event Lessee does not return the Assets immediately upon the notice of early termination, it shall pay Caterpillar the contractual penalty specified in Appendix A under the heading "Contractual Penalty," without prejudice to the penalty applicable to breach of trust provided for in Article 229 of the Criminal Code of Mexico City, Federal District and its counterparts in the criminal codes of the states of the Mexican Republic. Upon return of the Assets, the parties agree that Caterpillar may, if it so desires, sell the Assets to third parties.

TWENTY-NINE. CANCELLATION OF AGREEMENT. Caterpillar and Lessee agree that Lessee may request cancellation of this Agreement within 10 business days after execution hereof, without any liability to same, provided the Assets have not yet been purchased.

Independently from the aforementioned request, the parties agree that in any other case in which Lessee requests the cancellation of this agreement, the parties shall be subject to the following: (i) Lessee shall submit a letter to the SPECIALIZED UNIT requesting cancellation of the agreement; (ii) Caterpillar must provide Lessee with a cancellation code; (iii) In the event Lessee requests termination of the agreement and there is no debt or outstanding amount owed thereby, Caterpillar will terminate the agreement no later than the business day following that on which such a request is received. In the event there are outstanding debts, Caterpillar will inform Lessee on the business day following receipt of the aforementioned request of the amount of the outstanding balance arising from the obligations hereunder, making such notice available to Lessee at the domicile of the SPECIALIZED UNIT within five working days of receipt of the termination request; and (iv) Caterpillar must, as appropriate, make available to the Lessee, at the aforementioned address, the balance as of the date of termination of the transaction.

In the event Lessee cancels this agreement, it must pay Caterpillar all debts it owes, on the date of cancellation hereof.

After the foregoing, upon Lessee having paid each and every one of its obligations, the legal relationship will be terminated and Caterpillar will provide to Lessee, within 10 (ten) business days following payment of such obligations, a certification of termination of the contractual relationship and non-existence of debts arising therefrom.

In the event that Lessee decides to cancel this agreement as provided in the second paragraph of this clause, Lessee must pay the purchase price of the Assets, financial charges and any other ancillary charges stipulated herein, in accordance with Article 408 of the General Law of Negotiable Instruments and Credit Transactions.

THIRTY. JOINT OBLIGOR.  The persons specified in subpart (3) of the preamble to this agreement appear herein in their capacity as Joint Obligor of Lessee, assuming such capacity with respect to Caterpillar, signing this agreement, its Appendix A, and any document arising therefrom, to establish themselves as Joint Obligor of Lessee, as per the terms of Article 1987 and other applicable articles of the Federal Civil Code as well as Article 4 of the General Law of Negotiable Instruments and Credit Transactions, and, therefore, assume all obligations and compensation arising hereunder, undertaking to fulfill same in their entirety.

Joint Obligor further agrees to remain jointly and severally liable in accordance herewith even where Caterpillar's rights hereunder are wholly or partially assigned.

THIRTY-ONE. AGREEMENT COSTS AND LATE PAYMENT PENALTY. Lessee hereby undertakes to pay Caterpillar all costs in connection with drawing up this agreement and with its registration, including legal costs, on the date indicated in Appendix A hereof, under the heading of "Agreement Costs Payment Date."

Furthermore, Lessee shall pay Caterpillar the monthly amount specified in Appendix A hereof, under the heading "Late Payment Penalty," for each default or late payment of: (i) the rent for the month in question; (ii) the insurance for the year in question, in accordance with the stipulations of Clause Twenty-One hereof; and (iii) any other item for the month or year in question.

THIRTY-TWO. ENFORCEMENT EXPENSES.  Lessee undertakes to pay Caterpillar all expenses, costs, fees and any other expenditures that Caterpillar has or will incur in connection with bringing any kind of action or claim to which it is entitled against Lessee (including but not limited to judicial and extrajudicial collection costs, attorney fees, court costs, other fees, etc.), as well as with any proceedings of any nature against Lessee, in response to Lessee's breach of any of its obligations under this Agreement and/or, where applicable, in accordance with any instrument executed in connection with, in relation to, or arising from same.

THIRTY-THREE. AUTHORIZATION TO SELL THE ASSETS. Caterpillar and Lessee agree that, in the event Lessee breaches any of its obligations stipulated herein and voluntarily returns the Assets to Caterpillar, Caterpillar may dispose of such Assets, and Lessee hereby gives its consent for Caterpillar to sell same.

THIRTY-FOUR. COMMERCIAL EXECUTORY INSTRUMENT. In the terms of Article 87-F of the General Law on Special-Purpose Financial Intermediaries and Activities, this agreement, together with the account statement certification by Caterpillar's accountant, is a commercial executory instrument and requires no authentication of signature or any other formality.

The account statement shall include the identification details of this agreement, the amounts determined for rent; past-due rent; rent yet to come due; default interest accrued; the interest rate applicable to default interest, the amounts of ancillary charges incurred, as appropriate, payments made by Lessee, and any other applicable statutory requirements.

THIRTY-FIVE. AMENDMENTS. The parties hereto expressly agree that in the event Lessee seeks to make any amendment to this agreement it must submit a letter to the Caterpillar branch or office where it opened same, and Lessee must specify in said letter the desired changes to the agreement. Caterpillar, in turn, will have 5 calendar days to respond as to whether it accepts the amendments requested by Lessee, and, as appropriate, whether they must be adapted to the Appendix and respective promissory notes.

In the event Caterpillar requests the amendment of the agreement, the appendix and respective promissory notes, it will have 30 calendar days prior to the entry into force thereof to notify Lessee of the proposed amendments by notice included in the appropriate account statement. The notice must clearly specify the date on which the amendments will take effect.

In the event that Lessee disagrees with the amendments proposed by Caterpillar, it may request termination of the agreement up to 30 days after the entry into force of such amendments, without incurring any liability or charges, which shall be so provided in the agreement itself, where Lessee must pay, as appropriate, all debts incurred as of the date on which it requests termination of the transaction or service in question. The foregoing is with the exception of changes made to the account statements.

If the period specified in the preceding paragraph elapses without Caterpillar having received any communication from Lessee, the amendments to the agreement will be considered accepted.

The parties agree that, in the event the fees established in this agreement and its Appendix A are increased or new fees are set, Caterpillar must inform Lessee at least 30 calendar days prior to the date on which the fee changes enter into effect, in accordance with Article 7 of the Law for Transparency and Regulation of Financial Services.

The parties furthermore agree that the fees and Interest Rate stipulated in this Agreement and its Appendix A, may be modified only in the case of restructuring and with the prior consent of Lessee.

THIRTY-SIX. CLAUSE HEADINGS. The headings for each clause of this agreement are solely for reference and ease of use, and therefore they will have no impact on the legal interpretation thereof.

THIRTY-SEVEN. ADDRESSES AND NOTICES.  For the purposes of this agreement, the parties specify their respective addresses as those listed in subparts (1), (2) and (3) of the preamble hereof.

Any notices or notifications to be made by the parties hereunder shall be in writing and delivered or sent to each of the parties at their address or any other address previously designated by written notice given to the other party. Notices and communications will be effective if given in writing, by telegram, certified mail or any other means agreed upon by the parties at the time of delivery, likewise if sent by fax or other electronic means, upon receipt of confirmation by such means.

THIRTY-EIGHT. ACCOUNT STATEMENTS. Lessee may obtain the details of the outstanding balance of the amounts owed under this agreement in Appendix A which is executed hereunder, as well as any debits and credits made by Caterpillar (details and figures thereof included therein will be purely informative) in the Account Statements sent by Caterpillar electronically or to the physical address of Lessee within 10 business days after the end of each monthly period for the duration of this agreement, and Lessee will have 5 calendar days to challenge any statement, counted from the date on which Lessee receives same.

In the event Lessee does not receive any of the account statements for any reason, it may request the missing statement from Caterpillar's SPECIALIZED UNIT indicated in Clause Forty.

Not receiving the account statement does not relieve Lessee from the obligation to fulfill its payment obligations hereunder.

THIRTY-NINE. LAWS AND COURTS.  This agreement shall be construed in accordance with the applicable provisions of the General Special-Purpose Financial Intermediaries and Activities Law, the commercial laws of the United Mexican States, customary commercial practice and the Federal Civil Code and its counterparts in the states of the Mexican Republic, in that order.  In the event of dispute regarding the interpretation, fulfillment and enforcement hereof, the parties hereby expressly and unconditionally submit to the jurisdiction of the courts in Mexico City, Federal District or Monterrey, Nuevo León, or the city and state where Lessee is domiciled, at the option of the petitioner/plaintiff, waiving any other jurisdiction that may otherwise be applicable by reason of present or future domicile.

In the event Caterpillar brings legal action against Lessee for the enforcement of payment obligations, recovery of the Assets leased, or the termination of this agreement, it will suffice for Caterpillar to present, as the documents forming the basis for such action, the original or a certified copy of this agreement and the account statement certified by Caterpillar’s accountant.

FORTY. INFORMATION FOR LESSEE.

Requests, inquiries, objections and complaints relating to the transaction or service under contract shall be submitted and followed up on through the means described in Appendix A of this agreement under the heading "Specialized User Assistance Unit," and same shall be submitted in writing and duly signed by Lessee, specifying the name of the Lessee, the reference number of this agreement, a brief explanation of the facts, and the request to Caterpillar. Such letter must be submitted along with a copy of the submitter's voter registration card or official ID and a copy of the documents relating to the request, inquiry, request for clarification, claim, objection or complaint in question.

Requests, inquiries, requests for clarification, claims, objections and complaints relating to the lease hereunder made by Lessee must be submitted on business days and during working hours, from 9:00 a.m. to 2:00 p.m.

Lessee will have a period of 5 business days, counted from the cut-off date, to submit requests and inquiries. Caterpillar shall issue a written response to Lessee within 5 business days from the date of receipt of the request or inquiry. With respect to requests for clarification, objections and complaints, Lessee may submit such requests for clarification, objections and complaints within 90 calendar days from the cut-off date. Upon receiving the objection or complaint, Caterpillar will have a maximum of 45 days to issue a response to Lessee along with a detailed report addressing all of the facts contained in the request for clarification, objection or complaint.

The response will be available to Lessee at the address of the Specialized Unit where the request, inquiry, request for clarification, objection or complaint was submitted, and Lessee must visit said address as of the thirtieth business day after submission.

The address of the SPECIALIZED UNIT is: Boulevard Díaz Ordaz 140 Pte. Parque Torre 2, Piso 9 Monterrey, N.L. C.P. 64650. The user assistance phone number is: (81) 80405454, fax: (81) 80405474 and email: servicioalcliente@cat.com.

CONDUSEF User Assistance:
CONDUSEF: Phone 53 400 999 or Toll Free 01 800 999 8080. Website: www.condusef.gob.mx and email opinion@condusef.gob.mx

CONDUSEF: Phone 01 800 999 8080. Website: www.condusef.gob.mx

In witness whereof, the parties sign in triplicate on the date:July 18th 2012

“CATERPILLAR”
CATERPILLAR CRÉDITO, S.A. DE C.V.,
SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, E.N.R.

/s/ ARMANDO ALONSO RODRÍGUEZ CHÁVEZ
ARMANDO ALONSO RODRÍGUEZ CHÁVEZ
Legal Representative

LESSEE
COMPAÑIA MEXICANA DE AVINO, S.A. DE C.V.

/s/ JOSE CARLOS RODRIGUEZ MORENO
JOSE CARLOS RODRIGUEZ MORENO

4336FF

This Appendix A is an integral part of the Finance Lease Agreement whose number is indicated above, entered into by and between CATERPILLAR CRÉDITO, S.A. DE C.V., SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, E.N.R., as Lessor, COMPAÑIA MEXICANA DE AVINO SA DE CV, as Lessee, and [sic] (hereinafter, “Agreement”).

The terms used in this Appendix A that are initial capped will be terms that are defined and that will have the meaning that is assigned to them in the Agreement, unless a different meaning is assigned.

I N F O R M A T I O N A L C H A R T Lease Terms and Conditions

Invoice Price Excluding VAT:	$ 275,124.67 DOLLARS
Down Payment:	$ 41,268.70 DOLLARS
Purchase Price:	$ 233,855.97 DOLLARS
Mandatory Lease Term:	24 Month(s)
Total Rent:	$ 279,411.58 DOLLARS / PESOS
Equivalence in Mexico Pesos:	If the payment currency is set to be a foreign currency, the contents of Clause 10 of the Agreement will apply.
Installments:	24
Payment Frequency:	MONTHLY
Deposit Amount:	$ 9,922.62 DOLLARS / PESOS

First Period:	The date this agreement is signed
Starts:
Ends:	1st day of October ,2012
Opening Fee:
Financial Services Fee:	0.50%
Management Fee:	0.50%
Opening Fee Payment Date:	The date this agreement is signed
Prepayment Fee:	0.50%
Late Payment Penalty:	$ 50.00 DOLLARS / PESOS PER MONTH plus VAT.
Agreement Costs Payment Date:	The date this agreement is signed
Applicable Base Rate:	FIXED
Percentage Points:	NOT APPLICABLE
Factor:	NOT APPLICABLE
Fixed Rate:	1.75%
Substituted Interest Rate:	The rate that replaces it and is published in the Federal Official Gazette as issued by Banco de México.

Insurance:
Insurance for the contractor equipment to be paid by the client. The insurance will expire annually and will always designate the primary beneficiary to be Caterpillar Crédito S.A. de C.V. SOFOM, E.N.R. See Clause 21.

Specialized User Assistance Unit:	Boulevard Díaz Ordaz 140 Pte. Parque Torre 2, Piso 9, Monterrey N.L. C.P. 64650 Telephone Number (81) 80405454 fax (81) 80405474 and e-mail: servicioalcliente.mx@cat.com.

CONDUSEF User Assistance:	53 400 999 or toll free long distance 01 800 999 80 80, web page: www.condusef.gob.mx and e-mail: opinion@condusef.gob.mx
Contractual Penalty:	5.00% on the outstanding balance
Purchase Option:	$ 0.00 DOLLARS / PESOS
Extension Term:	12 Months
Extension Rent:	Equivalent to 1.00% in US dollars on the Accrued Purchase Price.
Share of Proceeds from Sale:	80.00%
Location of Leased Assets:	In the Republic of Mexico.
Co-Lessee:
*Cautionary Notes:
"Since the lease rate is variable, the interest may increase.”
“Breach of your obligations may result in default interest and fees.”
“Taking on credit for more than you are able to repay can affect your credit history.”
“The surety, joint obligor or joint lessor will be liable as main obligor with respect to Caterpillar.”
“Amounts payable under this credit will vary depending on the performance of the reference index or currency.”

Payment Schedule:

PAYMENT NO.	PAYMENT DATE (ddmmmyy)	MONTHLY RENT DUE	VAT ON INTEREST	VARIABLE INTEREST IN PAYMENT	PRINCIPAL VAT	FIXED PRINCIPAL IN PAYMENT	OUTSTANDING PRINCIPAL AFTER PAYMENT
0	A la firma	41.268.70	0.00	0.00	6,602.99	41,2138.70	233,855.97
1	01 Oct 12	9,922.62	54.57	341.04	1,533.05	9,581.58	224,274.39
2	01 Nov 12	9,922.62	52.33	327.07	1,535.29	9,595.55	214,678.84
3	01 Dic 12	9,922.62	50.09	313.07	1,537.53	9,609.54	205,069.30
4	01 Ene 13	9,922.62	47.85	299.06	1,539.77	9,623.56	195,445.74
5	01 Feb. 13	9,922.62	45.60	285.03	1,542.01	9,637.59	185,808.15
6	01 Mar 13	9,922.62	43.36	270.97	1,544.26	9,651.65	176,156.50
7	01 Abr 13	9,922.62	41.10	256.89	1,546.52	9,665.72	166,490.78
8	01 May 13	9,922.62	38.85	242.80	1,548.77	9,679.82	156,810.96
9	01 Jun 13	9,922.62	36.59	228.68	1,551.03	9,693.93	147,117.03
10	01 Jul 13	9,922.62	34.33	214.55	1,553.29	9,708.07	137,408.96
11	01 Ago 13	9.922.62	32.06	200.39	1,555.56	9,722.23	127,686.73
12	01 Sep 13	9,922.62	29.79	186.21	1,557.83	9,736.41	117,950.32
13	01 Oct 13	9,922.62	27.52	172.01	1,560.10	9,750.60	108,199.72
14	01 Nov 13	9,922.62	25.25	157.79	1,562.37	9,764.82	98,434.90
15	01 Dic 13	9,922.62	22.97	143.55	1,564.65	9,779.06	88,655.84
16	01 Ene 14	9,922.62	20.69	129.29	1,566.93	9,793.33	78,862.51
17	01 Feb 14	9,922.62	18.40	115.01	1,569.22	9,807.61	69,054.90
18	01 Mar 14	9,922.62	16.11	100.71	1,571.51	9,821.91	59,232.99
19	01 Abr 14	9,922.62	13.82	86.38	1,573.80	9,836.23	49,396.76
20	01 May 14	9,922.62	11.53	72.04	1,576.09	9,850.58	39,546.18
21	01 Jun 14	9,922.62	9.23	57.67	1,578.39	9,864.94	29,681.24
22	01 Jul 14	9,922.62	6.93	43.29	1,580.69	9,879.33	19,801.91
23	01 Ago 14	9,922.62	4.62	28.88	1,583.00	9,893.74	9,908.11
24	01 Sep 14	9,922.62	2.31	14.45	1.585.31	9,908.17	0.00
	Total	279,411.58	685.90	4,286.83	44,019.96	275,124.67

(1) May change due to the base rate and the VAT pursuant to Article 18-A of the VAT law.

In witness whereof, this agreement is signed in triplicate on the 18th day of July, 2012.

A D D I T I O N A L A U T H O R I Z A T I O N

I hereby expressly and irrevocably authorize CATERPILLAR CRÉDITO, S.A. DE C.V., SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, E.N.R., through its authorized employees, to use any means to investigate and monitor my credit history and performance, personal information or any preventive measures put in place by banking, financial, business, or service institutions in connection with my credit performance, in the credit reporting companies that it deems pertinent.

Likewise, I state that I am aware of the nature and scope of the information to be requested and of the use that CATERPILLAR CRÉDITO, S.A. DE C.V., SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, E.N.R., will make of that information.  This authorization will remain in place until the end of the legal relationship between CATERPILLAR CRÉDITO, S.A. DE C.V., SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, E.N.R.,  and myself or the company I represent.

I am aware of and accept the fact that this document will remain in the possession of CATERPILLAR CRÉDITO, S.A. DE C.V., SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, E.N.R. to track and enforce this authorization.

FEDERAL CIVIL CODE:

Article 1913. When a party uses mechanisms, instruments, devices or substances that are hazardous in and of themselves, due to the speed involved, due to their explosive or flammable nature, due to the electrical current they conduct or due to other similar causes, that party will be held accountable for any damage it causes, even where it has not acted illegally, unless such party is able to demonstrate that the damage was caused by the inexcusable fault or negligence of the victim.

Article 1987. In addition to joint liability, there will be active joint and several liability when two or more creditors have the right to demand, each on its own, full performance of the obligation, and passive joint and several liability when two or more debtors report the obligation to provide, each one on its own, the full performance due.

VALUE ADDED TAX LAW:

Article 18-A. To calculate taxes, the value will be considered to be the actual value of the accrued interest arising from credit facilities granted by the financial system institutions referenced in Article 8 of the Income Tax Law, on credit facilities issued by means of line of credit or checking account agreements where the borrower or checking account holder may draw down on credit by using cards issued by the lender, and on finance lease transactions.

For the transactions referenced in this article, the fees charged to the debtor, borrower, checking account holder or lessee for drawdowns of cash or any other item, and contractual penalties, except default interest, will not be considered to be part of the accrued interest.

The actual value of the accrued interest will be determined as follows:

I. When the transaction in question is denominated in the domestic or a foreign currency, the actual value of the interest will be calculated by applying the base used to calculate accrued interest, the actual interest rate, in accordance with the following:

a) The actual interest rate will be calculated by subtracting the inflation for the period involved from the interest rate for that same period. Inflation will be calculated by dividing the investment unit value set by Banco de México for the last day in the period by the investment unit value for the day immediately prior to the first day in the period and subtracting the unit quotient.

b) When the credit transaction is in foreign currency, the exchange rate gains accrued in the period involved, expressed as a proportion of the average principal balance for that same period, will be added to the pertinent interest rate for that period. To express the exchange rate gains accrued in the period involved as a proportion of the average principal balance for that same period, the exchange rate gains in Mexican pesos will be divided by that average balance converted into Mexican pesos at the exchange rate published by Banco de México in the Federal Official Gazette for the last day in the  period in which interest is accrued. If Banco de México does not publish the exchange rate, the last exchange rate published by that institution prior to that date will be applied. The average principal balance will be the sum of the daily principal balances in the period divided by the number of days in that same period in which interest is accrued.

When the result of adding up the interest rate for the period and the exchange rate gains accrued in the same period expressed in the terms of the preceding paragraph is equal to or less than the inflation in the period in which interest is accrued, no tax will be due for that period.

If the interest rate for the period is expressed as a percentage, it should be divided by one hundred prior to doing the additions and subtractions as mentioned in the preceding paragraphs.

II. When the transactions involved are denominated in investment units, the actual value of the interest will be the interest accrued in the period without considering the adjustment pertaining to the principal due to being denominated in investment units.

When the payment for interest accrued monthly is not received for a period of three consecutive months, the taxpayer may, beginning with the fourth month, defer the tax on interest that is accrued beginning with that month until the month when the payment is actually received. Beginning with the month when the full payment is received for the accrued interest that was not collected as referenced in this paragraph, the pertinent tax on the interest that is accrued subsequently will take effect on the month when the interest is accrued. The contents of this paragraph will only be applicable to finance leases for transactions engaged in with the general public.

For credit transactions or finance leases in foreign currency that are entered into with the general public, to calculate interest, instead of the actual value of the accrued interest referenced in this article, the value of the accrued interest may be considered. When this option is exercised for a credit facility, it may not be changed during the lifetime of that credit facility.

GENERAL SPECIAL-PURPOSE FINANCIAL INTERMEDIARIES AND ACTIVITIES LAW:

Article 87-F. The agreement recording the credit facility, finance lease or factoring executed by multiple-purpose financial institutions, so long as the instrument is accompanied by a certification of the pertinent account statement as referenced in the preceding article, will be a commercial executory instrument without the need for authentication of signature or any other requirement whatsoever.

The account statement specified in the first paragraph of this article must contain the identification information on the contract or agreement recording the credit facility, factoring or finance lease that has been executed, the initial capital available or, as the case may be, the determined rent payment, the principal, or, as the case may be, outstanding, unpaid rent; principal or, as the case may be, rent coming due; the credit interest rate or, as the case may be, the variability of the rent applicable to the rent that may be determined for each payment period, default interest incurred, the interest rate applicable to default interest, and the amount of ancillary fees incurred.

Article 87-J. Finance lease, factoring, or credit facility agreements that are entered into by multiple-purpose financial institutions must expressly indicate that, for the agreements to be created and operate as such, they do not require authorization from the Secretary of Treasury and Public Credit. The same thing must be stated in any type of information that multiple-purpose financial institutions use to promote their operations and services.

In addition to the foregoing, multiple-purpose unregulated financial institutions must state, in the documentation and information referenced in the preceding paragraph, that they are not subject to supervision and oversight by the National Banking and Securities Commission to engage in the transactions indicated in that same paragraph.

GENERAL LAW ON NEGOTIABLE INSTRUMENTS AND CREDIT TRANSACTIONS:

Article 4. For credit transactions that are governed by this law, it is presumed that the co-debtors are jointly and severally bound.

Article 408. In virtue of the finance lease agreement, the lessor undertakes to acquire certain assets and grant their temporary use or enjoyment for a mandatory term to the lessee, who may be an individual or company. The latter undertakes to pay, as consideration, in installment payments, as agreed, an amount of money that is determined or that is to be determined, to pay for the purchase of the goods, financial charges, and other ancillary fees as stipulated, and choose, upon the expiration of the agreement, one of the ending options referenced in Article 410 of this Law.

Finance lease agreements must be executed in writing and may be registered in the Public Registry of Commerce at the request of the parties to the agreement without prejudice to registering it in other registries as determined by law.

In the case specified in the preceding paragraph, the parties must stipulate the period in which the advance payments are to be made, after which the lessee must pay them in the finance lease with the characteristics and conditions agreed to in the pertinent agreement.

Article 414. Unless stipulated otherwise, the lessee is responsible for the following:

I.           Any hidden defects or faults in the assets that impede their partial or total use. In such a case, the lessor will transfer to the lessee the rights pertaining thereto as buyer so the lessee may exercise them against the seller or will authorize the lessee to represent it to exercise said rights.

II. Full or partial loss of the assets, even where the loss is due to force majeure or acts of God; and

III. In general, any risks, losses, theft, destruction or damage affecting the assets under the finance lease.

In the event of the specified contingencies, the lessee is not released from making the payment for consideration and must make payment as agreed to in the agreement.

Article 417. Any insurance or guarantee that is set forth in finance lease agreements must cover, under the terms as stipulated, at least the risks involved in construction, transportation, receipt, or installation, depending on the nature of the assets, damages or losses to the assets themselves, in connection with their possession and use, as well as civil and professional liability of any nature that may be caused in light of the use or enjoyment of the assets themselves, when dealing with assets that may cause personal or property damage to third parties.

The agreements or documents recording the guarantee must indicate the lessor as primary beneficiary so that, first of all, with the payment for compensation the lessor is paid the outstanding balances for the obligation under agreement, or the liability to which the lessor is bound as the owner of the assets. If the compensation amount paid does not cover the balances or liability, the lessee must pay the shortfall.

Article 418. Insurance premiums and expenses will be borne by the lessee, even when the lessor takes out the insurance referenced in the preceding article, should the case be such that the insurance is stipulated to be taken out by the lessee and the lessee does not do so within three days after the agreement is executed.  This is without prejudice to this omission being considered to be grounds for termination of the agreement.

LAW FOR FINANCIAL SERVICES TRANSPARENCY AND REGULATION:

Through the means stipulated with their clients, entities must announce any increase in fee amounts as well as any new fees to be charged at least thirty calendar days in advance of the date provided for the changes to take effect. Without prejudice to the foregoing, under the terms set forth in the agreements, clients will have the right to terminate the provision of services provided by the entities if they do not agree with the new amounts without the entity being able to charge any additional sum whatsoever therefor, with the exception of the amounts owed that would have already been generated as of the date when the client requests that the service be terminated.

Breach of the contents of the preceding paragraph will result in the invalidation of the fee, independently of any penalties that may be appropriate.

MONETARY LAW OF THE UNITED MEXICAN STATES.

Article 8. Foreign currency is not legal tender in the Republic except in cases when the Law expressly deems otherwise. Payment obligations in foreign currency that are entered into inside or outside the Republic will be complied with in Mexico by providing an equivalent amount in Mexican pesos at the current exchange rate in the place and on the date that the payment must be made.

The exchange rate will be determined based on the provisions that Banco de México issues under the terms of its Constitutional Law.

Payments in foreign currency arising from situations or funds transfers from abroad that are carried out through Banco de México or financial institutions must be fulfilled by delivering the currency that underlies the transfer or situation. This is without prejudice to enforcement of the obligations that the current exchange rate program entails.

The obligations referenced in the first paragraph of this article that arise from irregular bank deposits created in foreign currency will be settled based on the contents of that paragraph unless the debtor is expressly bound to make the payment in precisely that foreign currency, in which case that currency must be delivered. The latter payment method may only be stipulated in cases where the competent banking authorities authorize it by means of general rules that must be published in the Federal Official Gazette. This is without prejudice to enforcement of the obligations that are entailed in the current exchange rate program.